UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 02, 2008

FLEX FUELS ENERGY, INC.
(Formerly Malibu Minerals, Inc)
(Exact name of registrant as specified in its charter)

Nevada	333-136349	20 -5242826
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

30 St Mary Axe
London, United Kingdom	EC3A 8EP
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone Number: +44 (0) 8445 862 780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 02, 2008 Mr. Paul Gothard, the Company’s Chief Financial Officer and a director, agreed with the Company to stand down early. The resignation of Mr. Gothard did not involve any disagreement with the Company.

On May 02, 2008 the Company appointed Robert Galvin as the Company’s Chief Financial Officer. The Company has entered into a consultancy agreement with The ARM Partnership for the provision of Mr. Galvin’s services. The ARM Partnership will be paid $5,000 per month for Mr. Galvin’s services.

Mr. Galvin is a founding partner in the ARM Partnership, a corporate and financial advisory firm that specializes in small cap, venture backed fast growth businesses.  Prior to this, he was a Director within the Arthur Andersen Corporate Finance Division, responsible for operations and supporting the development of business unit globally; previously, Mr Galvin began his career in the commercial banking division of Barclays Plc, advising and arranging advances for small and medium sized companies in the UK .  He sits on the Boards of a number of UK private companies, and is a director of a US public company quoted on the OTC BB.  He has a first class honours degree BA (hons), and is an Associate of the Chartered Institute of Bankers.

A copy of the consultancy agreement is filed herewith as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits

Exhibit No.	Description

99.1	ARM Partnership consultancy agreement*

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flex Fuels Energy, Inc.

Dated: May 06, 2008	By:	/s/ s. Brian Barrows
Name: Brian Barrows
Title: Chief Executive Officer

3